                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
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1. Name and Address of Reporting Person *

Lauren                      Ralph
   (Last)                   (First)                 (Middle)

650 Madison Avenue
                            (Street)

New York                    NY                        10022
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Polo Ralph Lauren Corporation (RL)


3. IRS or Social Security Number of Reporting Person (Voluntary)



4.  Statement of Month/Year

June 1998


5. If Amendment, Date or Original (Month/Year)



6.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                      X   10% Owner
       -----                              -----
         X    Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       Chairman and Chief Executive Officer
       ------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 9-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Options issued pursuant to Issuer's
1997 Long-Term Stock Incentive Plan
(Right to Buy)                            $28.21875      6/11/98     A         V     250,000                     (1)        6/11/08
Class B Common Stock                       1-for-1                                                               (2)
                                           1-for-1                                                               (2)
                                           1-for-1                                                               (2)
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Class A Common Stock        250,000                        750,000          D
Class A Common Stock     28,339,036                     28,339,036          D
Class A Common Stock     13,383,482                     13,383,482          I             (3)
Class A Common Stock      1,557,503                      1,557,503          I             (4)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

(1) The options vest and become exercisable in three equal annual installments beginning on June 11, 1999.
(2) Shares of Class B Common Stock are immediately convertible into an equal number of shares of Class A Common Stock.
(3) These securities are held by RL Holding, L.P., a limited partnership whose sole general partner is RL Holding Group, Inc., a corporation controlled by the Reporting Person.
(4) These securities are held by RL Family, L.P., a limited partnership of which the Reporting Person is the sole general partner.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

         /s/ Ralph Lauren                                 June 23, 1998
-----------------------------------------------       ---------------------
         Attorney-in-fact                                     Date

    **Signature of Reporting Person



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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SEC 1474 (9-96)